ATSG Continues Strong Growth
Gains from Leasing, Logistics Services Offset Airline Ramp-Up Costs
WILMINGTON, OH, November 3, 2016 - Air Transport Services Group, Inc. (Nasdaq: ATSG), the leading provider of medium wide-body aircraft leasing, air cargo transportation and related services, today reported consolidated financial results for the quarter ended September 30, 2016.
Results for the third quarter of 2016, compared with the third quarter of 2015, are as follows:

•
Revenues increased 36 percent, or $51.0 million, to $193.3 million for the quarter. Excluding revenues from reimbursements, revenues increased 25 percent, or $34.3 million. All of ATSG's principal businesses recorded significant growth for the quarter.

•
Warrants issued in March to Amazon Fulfillment Services, Inc. in connection with operating and lease agreements continued to have a significant impact on ATSG's GAAP financial results in the third quarter. Including these non-cash effects, Net Earnings from Continuing Operations decreased to $2.1 million, or $0.12 per diluted share, from $6.3 million, or $0.10 cents in the prior year period. Diluted Earnings per Share excludes the mark-to-market loss, net of tax, associated with the stock warrants.

•
Excluding the effects of non-cash lease incentive amortization and mark-to-market effects from the warrants, ATSG's Adjusted Earnings from Continuing Operations for the third quarter increased to $8.7 million.

•
Adjusted Earnings per Share from Continuing Operations for the third quarter of 2016 were $0.14 per share diluted, and exclude the lease incentive amortization as well as a mark-to-market adjustment for the stock warrants, net of tax.

•	Adjusted Pre-tax Earnings from Continuing Operations increased 52 percent to $15.2 million. Adjusted EBITDA from Continuing Operations was $52.0 million for the quarter, up 20 percent.

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Adjusted Pre-tax Earnings and Adjusted EBITDA exclude the non-cash effects of warrant issuances, pension expense, and unrealized derivatives gains or losses. ATSG's Adjusted Earnings, Adjusted Earnings Per Share, Adjusted EBITDA and Adjusted Pre-tax Earnings from continuing operations are non-GAAP financial measures, defined and reconciled to comparable GAAP results in separate tables at the end of this release.

Joe Hete, President and Chief Executive Officer of ATSG, said, “Our rapid growth remains strong across all of our businesses as our leased freighter fleet and logistics and maintenance operations continued to expand in the third quarter. In our airlines, costs associated with expansion of our operations continue to affect the profitability of those businesses. In particular, our third quarter results were adversely impacted by premium pay to ABX Air pilots, despite an aggressive crewmember recruiting program and rigorous training schedule. We estimate that this additional compensation, along with ongoing training, negatively impacted our pre-tax results by approximately $6.5 million for the third quarter."
Through nine months of 2016, ATSG's Net Earnings from Continuing Operations were $21.8 million, compared with $25.8 million in the same period last year. Earnings Per Share from Continuing Operations were $0.37 per share diluted in the first nine months of 2016, and $0.40 per share for the same period in 2015.

Adjusted Net Earnings from Continuing Operations for nine months were $25.6 million, compared with $25.8 million last year. Adjusted Earnings Per Share were $0.39 per share, compared with $0.40 per share in 2015. Both exclude the lease incentive amortization as well as a mark-to-market adjustment for the stock warrants, net of tax.
Revenues through nine months increased 25 percent to $547.2 million, and increased 19 percent excluding revenues from reimbursements. Adjusted EBITDA for the first nine months of 2016 was $155.4 million, up 11 percent.
Operating loss carryforwards for U.S. federal income tax purposes offset much of the company’s federal tax liabilities. ATSG does not expect to pay significant federal income taxes until 2019 or later.
Capital spending for the first nine months of 2016 was $182.1 million, compared with $111.0 million in the same 2015 period. ATSG has purchased nine 767-300 passenger aircraft for modification to freighters through September 30, including two in the third quarter. Two more 767 aircraft were acquired in the fourth quarter, completing its budgeted airframe purchases for the year.
ATSG's current projection for capital expenditures in 2016 is approximately $285 million, of which growth investments will total $215 million. That is down $30 million from prior guidance, related primarily to the timing of expected expenditures. Fourth quarter capital spending is expected to include $82 million for the acquisition and modification of aircraft, and $21 million for engines, airframe checks and equipment to support growth.
Share repurchases for the first nine months totaled $62.2 million to buy 4.7 million shares. That includes the previously reported $50 million share repurchase in July from an investment affiliate of Red Mountain Capital Partners.
Segment Results
CAM (Aircraft Leasing)

CAM	Third Quarter		Nine Months
($ in thousands)	2016	2015	2016	2015
Aircraft leasing and related revenues	$47,778	$42,574	$147,877	$131,060
Lease incentive amortization	(1,432)	—	(2,366)	—
Total CAM revenues	$46,346	$42,574	$145,511	$131,060
Pre-Tax Earnings	$16,110	$13,482	$51,849	$42,361
Significant Developments:

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CAM’s pre-tax earnings reflect the benefits, less associated depreciation and transitioning costs, of three more 767-300 freighters placed in service in 2016, including one eight-year lease to DHL that started in February, another leased to Amerijet for eight years in July, and a third deployed in September.

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In the fourth quarter, CAM will lease three 767-300s freighters to Amazon, for a total of fifteen 767s leased to them by year-end. Five more 767s will be converted and leased to Amazon in the first half of 2017.

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At September 30, 2016, CAM owned 58 Boeing cargo aircraft in serviceable condition. Seven 767-300s were either in or awaiting freighter modification for lease deployments as of September 30. Two other Boeing 767-300s were purchased in October. A table reflecting cargo aircraft in service is included at the end of this release.

ACMI Services

ACMI Services	Third Quarter		Nine Months
($ in thousands)	2016	2015	2016	2015
Revenues
Airline services	$105,747	$93,632	$305,587	$289,224
Reimbursables	22,955	6,286	52,216	20,054
Total ACMI Services Revenues	$128,702	$99,918	$357,803	$309,278

Pre-Tax Earnings (Loss)	$(9,686)	$(4,914)	$(27,172)	$(6,359)
Significant Developments:

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Third-quarter revenues from airline services increased nine percent, principally reflecting more CAM-leased aircraft operated by ATSG airlines and a significant increase in block hours, driven primarily by aircraft operating in the Amazon network.

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Pre-tax profitability for the airlines declined in the third quarter. Premium pay and training negatively impacted the segments pre-tax results by approximately $6.5 million during the third quarter, and will continue through the fourth quarter.

•	Third-quarter results for 2016 included non-cash pension expense of $2.4 million above last year's level.

•	All available cargo aircraft operated by ATSG airlines are expected to be serving customers during the fourth-quarter peak holiday season.
Other Activities

Other Activities	Third Quarter		Nine Months
($ in thousands)	2016	2015	2016	2015
Revenues	$65,328	$38,398	$177,592	$106,183
Pre-Tax Earnings	$5,089	$2,077	$13,087	$6,993

Significant Developments:

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Mail and cargo handling services, sales of aviation fuel and aircraft maintenance services, all contributed significantly toward the $27 million revenue gain from other businesses, reflecting increases from U.S. Postal Service facilities the company operates, and from cargo handling and logistics support for Amazon.

•	Pre-tax earnings from other activities increased by $3.0 million, due primarily to increased aircraft maintenance services, and aircraft mail and cargo handling services.
Outlook
ATSG continues to project that its Adjusted EBITDA from Continuing Operations for 2016 will be approximately $218 million. Achieving that goal for the year will depend primarily on the ability of its airlines, and ground and maintenance units, to complete assignments on schedule during peak season while controlling costs, including higher than anticipated flight-crew costs.

Hete said, "These ramp-up costs and flight-crew pay premiums are projected to persist at ABX through the fourth quarter peak season, after which we expect ABX to be staffed at levels that match our continuing flight-crew requirements. As we look toward 2017, we are encouraged about the continuing strong lease demand for our 767s. In addition to the five 767-300s we will lease to Amazon, we have customer demand for another five 300s we expect to deliver during the second half of 2017.”
Conference Call
ATSG will host a conference call on Friday, November 4, 2016, at 10 a.m. Eastern Time to review its financial results for the third quarter of 2016. Participants should dial (888) 771-4371 and international participants should dial (847) 585-4405 ten minutes before the scheduled start of the call and ask for conference pass code 43587392. The call will also be webcast live (listen-only mode) via www.atsginc.com.
A replay of the conference call will be available by phone on November 4, 2016, beginning at 2 p.m. and continuing through November 11, 2016, at (888) 843-7419 (international callers (630) 652-3042); use pass code 43587392#. The webcast replay will remain available via www.atsginc.com for 30 days.
About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including two airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Airborne Maintenance and Engineering Services, Inc. For more information, please see www.atsginc.com.
Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. There are a number of important factors that could cause Air Transport Services Group's ("ATSG's") actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our operating airlines' ability to maintain on-time service and control costs; ABX Air's ability to provide flight crews to meet its customers' requirements; the number and timing of deployments and redeployments of our aircraft to customers; the cost and timing with respect to which we are able to purchase and modify aircraft to a cargo configuration; the successful implementation and operation of the new air network for Amazon; changes in market demand for our assets and services; and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
Contact:
Quint O. Turner, ATSG Inc. Chief Financial Officer
937-366-2303

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
REVENUES	$193,261	$142,305	$547,195	$437,683

OPERATING EXPENSES
Salaries, wages and benefits	59,405	41,624	165,471	127,339
Depreciation and amortization	33,939	30,754	99,605	91,147
Maintenance, materials and repairs	27,356	24,655	81,089	71,341
Fuel	24,372	12,029	58,171	35,082
Contracted ground and aviation services	12,865	3,640	32,664	10,177
Travel	5,440	3,989	14,926	12,754
Rent	3,309	2,246	8,515	8,900
Landing and ramp	3,220	2,108	9,523	6,982
Insurance	1,099	832	3,335	2,636
Other operating expenses	7,800	7,511	28,288	21,085
	178,805	129,388	501,587	387,443

OPERATING INCOME	14,456	12,917	45,608	50,240
OTHER INCOME (EXPENSE)
Interest income	37	18	98	64
Interest expense	(2,897)	(2,684)	(8,229)	(8,588)
Net gain (loss) on financial instruments	(8,473)	96	(3,443)	347
	(11,333)	(2,570)	(11,574)	(8,177)

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,123	10,347	34,034	42,063
INCOME TAX EXPENSE	(1,007)	(4,000)	(12,219)	(16,251)

EARNINGS FROM CONTINUING OPERATIONS	2,116	6,347	21,815	25,812

EARNINGS FROM DISCONTINUED OPERATIONS, NET OF TAX	47	214	141	642
NET EARNINGS	$2,163	$6,561	$21,956	$26,454

EARNINGS PER SHARE - Basic
Continuing operations	$0.04	$0.10	$0.35	$0.40
Discontinued operations	—	—	—	0.01
NET EARNINGS PER SHARE	$0.04	$0.10	$0.35	$0.41

EARNINGS PER SHARE - Diluted
Continuing operations	$0.12	$0.10	$0.37	$0.40
Discontinued operations	—	—	—	—
NET EARNINGS PER SHARE	$0.12	$0.10	$0.37	$0.40

WEIGHTED AVERAGE SHARES
Basic	59,379	64,239	62,084	64,411
Diluted	63,625	65,171	65,138	65,341

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$47,186	$17,697
Accounts receivable, net of allowance of $289 in 2016 and $415 in 2015	66,285	57,986
Inventory	14,054	12,963
Prepaid supplies and other	15,571	12,660
TOTAL CURRENT ASSETS	143,096	101,306

Property and equipment, net	960,998	875,401
Other assets	72,720	26,285
Goodwill and intangibles	38,518	38,729
TOTAL ASSETS	$1,215,332	$1,041,721

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$57,831	$44,417
Accrued salaries, wages and benefits	27,338	27,454
Accrued expenses	8,959	8,107
Current portion of debt obligations	35,268	33,740
Unearned revenue	13,151	12,963
TOTAL CURRENT LIABILITIES	142,547	126,681
Long term debt	413,865	283,918
Post-retirement obligations	97,646	108,194
Other liabilities	62,309	61,913
Stock warrants	65,977	—
Deferred income taxes	109,827	96,858

STOCKHOLDERS’ EQUITY:
Preferred stock, 20,000,000 shares authorized, including 75,000 Series A Junior Participating Preferred Stock	—	—
Common stock, par value $0.01 per share; 85,000,000 shares authorized; 59,598,299 and 64,077,140 shares issued and outstanding in 2016 and 2015, respectively	596	641
Additional paid-in capital	448,833	518,259
Accumulated deficit	(33,775)	(55,731)
Accumulated other comprehensive loss	(92,493)	(99,012)
TOTAL STOCKHOLDERS’ EQUITY	323,161	364,157
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,215,332	$1,041,721

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
PRE-TAX EARNINGS AND ADJUSTED PRE-TAX EARNINGS SUMMARY
FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues
CAM
Aircraft leasing	$47,778	$42,574	$147,877	$131,060
Lease incentive amortization	(1,432)	—	(2,366)	—
Total CAM	46,346	42,574	145,511	131,060
ACMI Services
Airline services	105,747	93,632	305,587	289,224
Reimbursables	22,955	6,286	52,216	20,054
Total ACMI Services	128,702	99,918	357,803	309,278
Other Activities	65,328	38,398	177,592	106,183
Total Revenues	240,376	180,890	680,906	546,521
Eliminate internal revenues	(47,115)	(38,585)	(133,711)	(108,838)
Customer Revenues	$193,261	$142,305	$547,195	$437,683

Pre-tax Earnings from Continuing Operations
CAM, inclusive of interest expense	16,110	13,482	51,849	42,361
ACMI Services	(9,686)	(4,914)	(27,172)	(6,359)
Other Activities	5,089	2,077	13,087	6,993
Net, unallocated interest expense	83	(394)	(287)	(1,279)
Net gain (loss) on financial instruments	(8,473)	96	(3,443)	347
Total Pre-tax Earnings from Continuing Operations	$3,123	$10,347	$34,034	$42,063

Adjustments to Pre-tax Earnings from Continuing Operations
Add non-service components of retiree benefit costs, net	2,203	(260)	6,609	(780)
Add debt issuance charge from non-consolidating affiliate	—	—	1,229	—
Add lease incentive amortization	1,432	—	2,366	—
Add (subtract) net loss (gain) on financial instruments	8,473	(96)	3,443	(347)
Adjusted Pre-tax Earnings from Continuing Operations	$15,231	$9,991	$47,681	$40,936

Adjusted Pre-tax Earnings from Continuing Operations is defined as Earnings from Continuing Operations Before Income Taxes less financial instrument gains or losses, non-service components of retiree benefit costs, lease incentive amortization and the write-off of debt issuance costs from a non-consolidating affiliate. Management uses Adjusted Pre-tax Earnings from Continuing Operations to assess the performance of its operating results among periods. Adjusted Pre-tax Earnings from Continuing Operations is a non-GAAP financial measure and should not be considered an alternative to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES,
DEPRECIATION AND AMORTIZATION
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Earnings from Continuing Operations Before Income Taxes	$3,123	$10,347	$34,034	$42,063
Interest Income	(37)	(18)	(98)	(64)
Interest Expense	2,897	2,684	8,229	8,588
Depreciation and Amortization	33,939	30,754	99,605	91,147
EBITDA from Continuing Operations	$39,922	$43,767	$141,770	$141,734
Add non-service components of retiree benefit costs, net	2,203	(260)	6,609	(780)
Add debt issuance costs from non-consolidating affiliate	—	—	1,229	—
Add lease incentive amortization	1,432	—	2,366	—
Add (subtract) net loss (gain) on financial instruments	8,473	(96)	3,443	(347)

Adjusted EBITDA from Continuing Operations	$52,030	$43,411	$155,417	$140,607

EBITDA and Adjusted EBITDA from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP.

EBITDA from Continuing Operations is defined as Earnings from Continuing Operations Before Income Taxes plus net interest expense, depreciation, and amortization expense. Adjusted EBITDA from Continuing Operations is defined as EBITDA from Continuing Operations less financial instrument gains or losses, non-service components of retiree benefit costs, amortization of lease incentive costs recorded in revenue and the write-off of debt issuance costs from a non-consolidating affiliate.

Management uses EBITDA from Continuing Operations as an indicator of the cash-generating performance of the operations of the Company. Management uses Adjusted EBITDA from Continuing Operations to assess the performance of its operating results among periods. EBITDA and Adjusted EBITDA from Continuing Operations should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, or as an alternative measure of liquidity.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

The Company's financial results as reported under GAAP, include the effects of stock warrants granted to a customer as a lease incentive. The value of the stock warrants is recorded as a customer lease incentive asset and is amortized against revenue over the term of the related aircraft leases. The stock warrant obligation is reflected as a liability and revalued to fair value at the end of each reporting period. The stock warrant liability was revalued as of September 30, 2016, with the change in fair value recorded to earnings. Diluted earnings per share from continuing operations, as calculated under GAAP, excludes the after tax effects of the gains and losses from revaluing the stock warrant liability at the end of each period. Adjusted Earnings from Continuing Operations and Adjusted Earnings per Share from Continuing Operations, non-GAAP measures presented below, reflect the Company's results after removing the lease incentive amortization and the warrant revaluation effects during the periods presented.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Earnings from Continuing Operations (GAAP)	$2,116	$6,347	$21,815	$25,812
Loss from stock warrant revaluation, net of tax	5,637	—	2,232	—
Earnings from Continuing Operations - diluted (GAAP)	7,753	6,347	24,047	25,812
Lease incentive amortization, net of tax	912	—	1,507	—
Adjusted Earnings from Continuing Operations (non-GAAP)	$8,665	$6,347	$25,554	$25,812

Weighted Average Shares - diluted (GAAP)	63,625	65,171	65,138	65,341

Earnings per Share from Continuing Operations - diluted (GAAP)	$0.12	$0.10	$0.37	$0.40
Effect of lease incentive amortization, net of tax	0.02	—	0.02	—
Adjusted Earnings per Share from Continuing Operations (non-GAAP)	$0.14	$0.10	$0.39	$0.40

Adjusted Earnings per Share from Continuing Operations equals Adjusted Earnings from Continuing Operations divided by Weighted Average Shares diluted.

Adjusted Earnings from Continuing Operations and Adjusted Earnings per Share from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations or Earnings per Share from Continuing Operations or any other performance measure derived in accordance with GAAP.

Adjusted Earnings from Continuing Operations is defined as Earnings from Continuing Operations less the amortization of the lease incentive, net of taxes and less the warrant revaluation gain, net of taxes. The amortization of the lease incentive is recorded as a non-cash reduction to revenues recognized during a period. Management uses Adjusted Earnings from Continuing Operations and Adjusted Earnings per Share from Continuing Operations to compare the performance of its operating results among periods. Adjusted Earnings and Adjusted Earnings per Share from Continuing Operations should not be considered in isolation or as a substitute for analysis of the company's results as reported under GAAP.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CARGO AIRCRAFT FLEET

Serviceable Aircraft By Type
	December 31,			September 30,			December 31,
	2015			2016			2016 Projected
			Operating			Operating			Operating
	Total	Owned	Lease	Total	Owned	Lease	Total	Owned	Lease
B767-200	36	36	—	36	36	—	36	36	—
B767-300	11	11	—	14	14	—	16	16	—
B757-200	5	4	1	4	4	—	4	4	—
B757 Combi	4	4	—	4	4	—	4	4	—
Total Aircraft	56	55	1	58	58	—	60	60	—

Serviceable Owned Aircraft By Contracted Deployment
	December 31,			September 30,			December 31,
	2015			2016			2016 Projected
Dry leased without CMI		15			13			13
Dry leased with CMI		15			25			29
ACMI/Charter		25			19			17
Staging/Unassigned		—			1			1
		55			58			60

Owned Aircraft In or Awaiting Cargo Conversion
	December 31,			September 30,			December 31,
	2015			2016			2016 Projected
B767-300		2			7			7